Exhibit 15.1

Hightimes Holding Corp. Signs LOI to Acquire Humboldt Heritage Inc.

LOS ANGELES - Mar. 27, 2020 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, has announced today the signing of a letter of intent to acquire California-based cannabis holding company Humboldt Heritage Inc. and its subsidiaries Humboldt Sun Growers Guild and Grateful Eight LLC.

The Humboldt Heritage acquisition provides High Times with cannabis growing, processing and product manufacturing capabilities direct from the most coveted cannabis community in the world, Humboldt County. Coupled with High Times’s retail expansion plans, the resulting company will become one of the state’s largest vertically-integrated operators, providing High Times exclusive access to 18 unique Northern California-based brands including True Humboldt and leading cannagar producer Cuba Libre.

“High Times’s mission is to connect consumers to cannabis – not only the best access and experience, but by producing the best products available for our consumers across the country, and eventually the world,” Adam Levin, Hightimes Holding Corp.’s Executive Chairman, said. “This addition adds 200+ of the best cannabis-producing farms in the world, and provides the rest of the capabilities we’ll need to grow into the future as we expand the High Times family!”

“Joining with High Times allows our cultivators and their artisan brands unprecedented exposure to consumers as High Times reaches millions of people all over the world. The farmers in Humboldt County have been leading parallel missions to High Times over the past 45 years,” says Barry Nachshon, CEO of Humboldt Heritage Inc. “Knowing that we will be part of the High Times family, as well as a key manufacturing and supply chain partner as the company enters the retail and delivery markets in California, is very exciting for our team.”

Consummation of the acquisition of Humboldt Heritage is subject to customary closing conditions, including the negotiation and execution of definitive agreements.

Investors interested in the High Times Reg. A+ campaign are encouraged to visit hightimesinvestor.com to view the High Times offering circular. You can also email investor@hightimes.com or call with the brand’s investment hotline at 1 (833) BUY-HTHC (833-289-4842). View our latest Regulation A+ offering circular and our SEC filings at https://www.sec.gov/Archives/edgar/data/1714420/000149315219008495/partii.htm and https://www.sec.gov/cgi-bin/browse-edgar?company=hightimes&owner=exclude&action=getcompany.

About High Times

For more than 45 years, High Times has been the world’s most well-known cannabis brand – championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

About Humboldt Heritage Inc.

Humboldt Heritage, Inc., was founded in 2015 by seven local farmers who sought to better serve the farming community in the region. Headquartered in Humboldt County, CA, HHI provides manufacturing, processing and distribution of cannabis products under its two wholly-owned subsidiaries, Humboldt Sun Growers Guild (HSGG) and Grateful 8. HSGG provides processing, white labeling services, and is the exclusive distributor of their flagship brands True Humboldt and Region.

Forward Looking Statements

This press release contains information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Report on Form 1-U, dated March 27, 2020.

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